EXHIBIT 8.1
List of Subsidiaries



Forbes Medi-Tech Inc.
Continued under the *Canada Business Corporations Act*
100%
Forbes Medi-Tech Capital Inc.
Incorporated under the *Company Act* (British Columbia)
100%
Forbes Medi-Tech (USA) Inc.
Incorporated under the laws of the State of Delaware
100%
Forbes Research & Manufacturing Inc.
Incorporated under the *Canada Business Corporations Act*
50%
Phyto-Venture, LLC
A limited liability company formed under the laws of Texas
1% General Partnership Interest
49.5% Limited Partnership
Phyto-Source LP
A Limited Partnership formed under the laws of Texas